Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-136742, 333-110426, 333-90984 and 333-67808) and Forms S-8 (Nos. 333-136738, 333-136737, 333-117662, 333-114271, 333-60984 and 333-31930) of Ultralife Batteries, Inc. of our report dated February 20, 2006 relating to the consolidated financial statements of McDowell Research Holdings, Inc. for the year ended December 31, 2005, as well as our report dated August 31, 2006 relating to the unaudited consolidated financial statements of McDowell Research Holdings, Inc. for the six-month periods ended June 30, 2006 and 2005, which appear in Ultralife Batteries, Inc.’s Form 8-K filed with the Securities and Exchange Commission on July 10, 2006, as amended.
/s/ Pattillo, Brown & Hill, L.L.P
Pattillo, Brown & Hill, L.L.P.
Waco, Texas
September 15, 2006